Exhibit 23.1

                               SODAK GAMING, INC.


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Sodak Gaming, Inc.:


We consent to incorporation by reference in the registration statement No. 33-92524 on Form S-8 of Sodak Gaming, Inc. of our reports dated February 10, 1999, except as to Note 21, which is as of March 11, 1999, relating to the consolidated balance sheets of Sodak Gaming, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which reports are included in the 1998 annual report on Form 10-K of Sodak Gaming, Inc.



                                         \s\  KPMG Peat Marwick LLP


Minneapolis, Minnesota
March 30, 1999


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